Exhibit 10.3
Mark W.C. Stodder
c/o Dolan Media Company
222 South Ninth Street, Suite 2300
Minneapolis, MN 55402
February 3, 2009
John C. Bergstrom
Chair, Compensation Committee
Dolan Media Company
222 South Ninth Street, Suite 2300
Minneapolis, MN 55402
Re: Waiver of 2009 Base Salary Increase
Dear John:
Reference is made to that certain Amended and Restated Employment Agreement dated effective as of April 1, 2007, as the same may be amended from time to time, between Dolan Media Company (the “Company”) and Mark W.C. Stodder (the “Employment Agreement”). Capitalized terms used, but not otherwise defined, in this letter agreement, shall have the meanings ascribed to such terms in my Employment Agreement.
Section 2.1 of my Employment Agreement provides, in relevant part:
For the calendar year beginning January 1, 2008, and for each subsequent calendar year during the Employment Period, the Company will pay Executive a Base Salary equal to the Base Salary for the previous calendar year increased by the positive percentage change, if any, in the CPI. . . from the month of December from two (2) years prior to the month of December from the previous year.
By this letter, I hereby waive my right to the increase in my Base Salary described in Section 2.1 of my Employment Agreement for calendar year 2009. I further acknowledge and agree that my Base Salary for the calendar year 2009 will be $232,800 until such time as the Compensation Committee determines, if at all, to award an increase to my Base Salary. Further, if the Compensation Committee determines to award an increase to my Base Salary at any time in 2009, I hereby authorize the Compensation Committee to award, in its discretion, an increase in an amount less than the increase required under Section 2.1 of my Employment Agreement.

The waiver provided here is for the increase due to me under my Employment Agreement for the calendar year 2009 only and does not constitute a waiver of (a) an increase to my Base Salary for calendar year 2010 or any subsequent years that my Employment Agreement is in effect or (b) any other compensation for which I am eligible under my Employment Agreement, short-term cash incentive plans, or any other Company plans, including the 2007 Incentive Compensation Plan. I further confirm that my waiver of an increase to my Base Salary for the calendar year 2009 does not constitute a “Good Reason” as defined in my Employment Agreement.
This waiver shall be governed by the laws of the State of Minnesota without reference to its conflicts of law principles. This waiver may be executed by facsimile or email transmission and in one or more counterparts, each of which shall constitute an original and which, together, shall constitute on instrument.

Sincerely,
/s/ Mark W. C. Stodder
Mark W.C. Stodder

Acknowledged:

DOLAN MEDIA COMPANY

By:	/s/ John C. Bergstrom

John C. Bergstrom
Its: Compensation Committee Chair